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Texas Instruments Sitara ARM Microprocessors Now Compatible with Lantronix’ AccessMyDevice™ Service

Enterprise-grade remote access service enables secure access to Sitara-based equipment

Irvine, CA, November 3, 2010 – Lantronix, Inc. (Nasdaq: LTRX), global provider of secure, network-enabling technologies, today announced that its VIP Access™ software agent, a powerful part of the AccessMyDevice solution, has been integrated with two Texas Instruments (TI) Sitara™ ARM9® microprocessors (MPUs), AM18x and AM17x. The VIP Access software agent enables the TI Sitara line of microprocessors to provide secure remote access for OEMs’ embedded designs. Used in conjunction with Lantronix’ AccessMyDevice service, access and management to remote equipment can be enabled quickly and easily. AccessMyDevice offers a highly secure and efficient remote access solution via the Internet to equipment, even those that reside behind firewalls. It also extends the benefits of cloud computing to machines.

The TI Sitara ARM MPU family is used widely in the rapidly growing industrial device and remote maintenance market spaces. The VIP Access software agent enables the TI Sitara family to interface with AccessMyDevice and address these markets. VIP Access-enabled TI AM18x and AM17x Sitara ARM MPUs will work in conjunction with existing network management equipment and software to allow highly secure, easy-to-use, remote access and management of host devices.

Customers who are using or designing with the TI AM18x and AM17x Sitara ARM MPUs will receive the following benefits from the new remote access software:

•	Reduced upfront and design costs: Licensing costs are eliminated, the software agent is free and the AccessMyDevice service is available as a low-cost monthly subscription.

•	Service time and cost savings: Users can upgrade firmware, conduct maintenance and other tasks remotely, saving personnel and maintenance costs and greatly reducing downtime.

•	Safety and security: The transmission data is encrypted between the user and the machine(s) in question and includes a number of Internet-specific security features.

“I believe that tying in the TI AM18x and AM17x Sitara ARM MPUs with the Lantronix VIP Access software agent allows enhanced remote maintenance, dramatically improving operating potential for all industrial instruments,” said Alejandro Erives, product marketing manager, Texas Instruments. “The AM18x and AM17x Sitara ARM MPUs are suitable for a wide variety of applications, such as communications, networking, single-board SoC computing, industrial and point-of-service terminals. This software allows for inexpensive and safe remote maintenance, which will bring a great deal of benefit to its users.”

“We are very excited to be working with TI to integrate the Sitara family with AccessMyDevice,” said Paul Pishal, VP product management, Lantronix. “We are pleased to help TI offer an important capability that allows their customers to save significant time and money.”

About Lantronix
Lantronix, Inc. (NASDAQ: LTRX) is a global leader of secure communication technologies that simplify remote access, management and control of any electronic device. Our solutions empower businesses to make better decisions based on real-time information, and gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix products remotely connect and control electronic equipment via the Internet, provide secure remote access to firewall-protected equipment, and enable remote management of IT equipment over the Internet. Founded in 1989, Lantronix serves some of the largest security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center and pro-AV/signage entities in the world. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com.

About the Texas Instruments Developer Network
Lantronix Inc. is a member of the TI Developer Network, a community of respected, well-established companies offering products and services based on TI analog and digital technology. The Network provides a broad range of end-equipment solutions, embedded software, engineering services and development tools that help customers accelerate innovation to make the world smarter, healthier, safer, greener and more fun. www.ti.com/dspdevnetwork.

Additional Information

On October 29, 2010, Lantronix filed a definitive proxy statement with the Securities and Exchange Commission in connection with the Company’s annual meeting.  Stockholders are urged to read the definitive proxy statement, because it contains important information.  Stockholders may obtain, free of charge, copies of the definitive proxy statement and other documents filed by Lantronix with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, http://www.sec.gov.  In addition, stockholders may obtain copies of our definitive proxy statement and other documents filed with the Securities and Exchange Commission by Lantronix free of charge by writing to Lantronix, Inc., 167 Technology Drive, Irvine, California 92618.